Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made as of this 18th day of June 2009 by and between MEDIALINK WORLDWIDE INCORPORATED, a Delaware corporation, having an address at 708 Third Avenue, New York, New York 10017 (“Medialink”), and LAURENCE MOSKOWITZ, an individual residing at 21 Hawkwood Lane, Greenwich, Connecticut 06830 (“Moskowitz”).

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.           This Agreement shall be deemed effective (the “Effective Date”) upon the execution date of that certain agreement and plan of merger (the “Merger Agreement”) between Medialink, The NewsMarket, Inc. (“TNM”) and a wholly owned subsidiary of TNM (the “Merger Partner”); provided, however, that in the event that the proposed merger transaction (the “Merger”) pursuant to the Merger Agreement is not consummated by December 31, 2009, then this Agreement shall be null and void and of no force and effect.

2.           Moskowitz and Medialink are parties to that certain Amended and Restated Employment Agreement dated as of December 31, 2005 (the “Employment Agreement”) pursuant to which Moskowitz performed duties as the Chairman, President and Chief Executive Officer of Medialink.  Certain terms of the Employment Agreement, including without limitation, Sections 4.2, 4.4, 5.3-5.6, 8.1-8.3, 10.1 and 12 are expressly modified by the terms of this Agreement.  Moskowitz’s employment relationship with Medialink will be deemed (with no further action required by Medialink) terminated by Medialink effective as of the date on which the Merger becomes effective (the “Termination Date”).  The termination of Moskowitz’s employment hereunder shall not be deemed a For Cause termination, as such term is defined in the Employment Agreement.  Moskowitz hereby resigns from Medialink’s Board of Directors effective as of the Termination Date.  Nothing herein shall be deemed to affect Moskowitz’s compensation or benefits prior to the Termination Date.

3.           Moskowitz acknowledges that he fully understands the terms and implications of this Agreement.  Moskowitz has carefully considered other alternatives to executing this Agreement and has decided that he will execute this Agreement.

4.           Moskowitz understands that he will have up to twenty-one (21) days from the date hereof to review and execute this Agreement and that he shall have the right, within seven (7) days after his execution of this Agreement, to revoke same unless such right is waived by Moskowitz.  If and to the extent Moskowitz executes this Agreement prior to the expiration of the twenty-one (21) day period referred to above, Moskowitz represents and warrants to Medialink that he has done so knowingly and voluntarily.

5.           Moskowitz further recognizes that he executes this Agreement voluntarily and that Medialink requires that he discuss the same with his legal advisors to ensure full and thorough knowledge of the legal significance of this Agreement.  Medialink agrees to reimburse Moskowitz for all reasonable legal fees incurred in the review of this Agreement, up to a maximum reimbursement of $1,500.  Moskowitz has been represented by Epstein Becker & Green, P.C., in his review and consideration of this Agreement.

6.           (a)           In lieu and in place of any payments or benefits otherwise due Moskowitz under Sections 4.2, 4.4, 5.3-5.6, 8.1-8.3 and 10.1 of the Employment Agreement and in consideration for Moskowitz signing and adhering to the terms and conditions of this Agreement, Moskowitz will receive the gross amount of Four Hundred Forty-Four Thousand ($444,000) Dollars, subject to downward adjustment as set forth below, which amount shall be reduced by all applicable deductions as shall be required to be withheld by applicable law and regulation (the “Severance Payment”).  Such Severance Payment will be payable in one lump sum no later than fifteen (15) business days after the Termination Date and shall not be offset by any amounts Moskowitz earns or could have earned with reasonable diligence after the Termination Date.  Moskowitz expressly releases Medialink from making any payments or making any benefits available pursuant to Sections 4.2, 4.4, 5.3-5.6, 8.1-8.3 and 10.1 of the Employment Agreement.

  (b)           The amount of the Severance Payment referenced above is subject to downward adjustment based on Medialink’s Adjusted Cash Balance as of the closing of the Merger (the “Closing”).  For purposes of this calculation, Adjusted Cash Balance means the sum of (A) the actual cash available at the Closing (after payment or accrual of Medialink’s transaction costs associated with the Merger) (i) prior to payment of (x) contractual and non-contractual severance obligations (including the Severance Payment) and (y) 2009 board of directors’ fees, and (ii) adjusted, upward or downward for the Working Capital Adjustment (as such term is defined in the Merger Agreement) and (B) the amount of severance obligations assumed by the Merger Partner pursuant to the Merger Agreement.  The amount of the Severance Payment shall be adjusted as follows:

(i)           If the Adjusted Cash Balance is at least equal to $1,390,000, there shall be no adjustment to the amount of the Severance Payment;

(ii)           If the Adjusted Cash Balance is at least equal to $1,126,000 but less than $1,390,000, then the Severance Payment shall be reduced by an amount equal to the product of (A) 0.45 and (B) the amount by which the actual Adjusted Cash Balance falls short of $1,390,000; or

(iii)           If the Adjusted Cash Balance is less than $1,126,000, then the Severance Payment shall be reduced by an amount equal to the sum of (A) $119,000 and (B) the product of (x) 0.342 and (y) the amount by which the actual Adjusted Cash Balance falls short of $1,126,000.

For purposes of clarification, an adjustment shall be made pursuant to only one of Sections 6(b)(ii) or 6(b)(iii) above, but not both.

  (c)           Moskowitz and Medialink agree that notwithstanding anything to the contrary herein, in the event that during the period between the Effective Date and the Termination Date, Moskowitz dies or suffers a Disability (as such term is defined in Section 6.1 of the Employment Agreement), then Moskowitz (or his estate, as the case may be) shall be entitled to receive from Medialink the benefits set forth in Sections 5.4 (upon death) or 5.5 (upon a Disability) of the Employment Agreement until the Termination Date, and from and after the Termination Date, if any, Moskowitz (or his estate, as the case may be) shall receive, in lieu of such benefits, the payment set forth in Section 6(a), as adjusted by Section 6(b) of this Agreement.

7.           The Company agrees to pay and Moskowitz acknowledges that he will have been paid his accrued and unpaid salary and bonus through the Termination Date and is not entitled to any further payments for same.  Moskowitz further acknowledges that he will not be entitled to participate in any of Medialink’s benefit plans after the Termination Date; provided, however, that Moskowitz may continue to participate in Medialink’s hospitalization and group health benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) at Moskowitz’s sole cost and expense, unless otherwise provided by law.

8.           As a condition to Moskowitz receiving the Severance Payment referenced above and as a material inducement for Medialink to enter into this Agreement:

(a)           Moskowitz agrees to be available to Medialink for telephone consultations for up to thirty (30) days after the Termination Date.  In no event shall Moskowitz be required to be available for more than an aggregate of ten (10) hours during such period.

(b)           Moskowitz agrees that on the Termination Date, Moskowitz shall deliver all Medialink Property, as hereinafter defined, in his custody or possession to Medialink or its representatives, and Moskowitz represents and warrants that no such Medialink Property or copies thereof have been knowingly retained by him, any of his representatives or any person, firm or corporation owned or controlled by him or delivered to any third party other than in the normal course of performing his duties pursuant to the Employment Agreement.  The term “Medialink Property” as used herein means any and all confidential or proprietary materials belonging to Medialink that are in Moskowitz’s possession, including but not limited to books, records, files, documents, accounting or financial records, statements, reports, equipment, computer hardware, computer software, programs, contact lists, customer data and files (hardcopies and electronic), any proprietary information or data of Medialink in any format and any and all copies thereof, hard drives, keys to Moskowitz’s offices and files, computer passwords provided by Medialink to Moskowitz, passwords established by Moskowitz on Medialink hardware and passwords established by Moskowitz on any file containing Medialink information.  Notwithstanding the foregoing, Moskowitz shall be permitted, at his sole option, to retain the cell phone and phone number, pda/BlackBerry, laptop computer with one docking station and one monitor that were used by Moskowitz immediately prior to the Termination Date; provided however, that all Medialink Property must be removed from each item retained, and each retained item shall be subject to prompt review and modification by Medialink’s IT personnel to ensure that all Medialink Property has been permanently removed therefrom.  In addition, the laptop computer, if any, retained by Moskowitz shall be reformatted by Medialink’s personnel; provided, however, that Medialink will reload standard software (including, but not limited to, Microsoft Office and Adobe Acrobat) on the retained laptop computer and, to the extent reasonably practicable, provide Moskowitz with the pertinent licenses, discs, and manuals related to such reloaded software.  After the Termination Date, Moskowitz, and not Medialink, shall be responsible for any service fees associated with the use and maintenance of any of the retained items.

(c)           Moskowitz acknowledges that the principal business of Medialink is providing video and audio production and satellite and other distribution services to television and radio stations and online news outlets for corporations and other organizations seeking to communicate their news to the public (the “Business”).  Moskowitz acknowledges that he has acquired confidential information concerning Medialink and the Business and that, among other things, his knowledge of the Business was enhanced through his employment by Medialink. Moskowitz acknowledges that such information is of great value to Medialink, is the sole property of Medialink, and was acquired by him in confidence.

(d)           Moskowitz hereby confirms that (i) the confidentiality and transfer of developments obligations set forth in Section 11 of the Employment Agreement survive the termination of Moskowitz’s employment and (ii) Moskowitz will abide by and adhere to such obligations.

(e)           The Parties agree that the provisions of Section 12 of the Employment Agreement are hereby waived and replaced by this Section 8(e).  Moskowitz acknowledges that it is reasonably necessary for the protection of Medialink that Moskowitz agree, and, accordingly, Moskowitz does hereby agree, that for the period ending on the nine (9) month anniversary of the Termination Date, he will not, directly or indirectly:

i.           engage in the Business for his account or render any services that constitute engaging in the Business, in any capacity to any entity; or become interested in any entity engaged in the Business either on his own behalf or as an officer, director, stockholder, partner, principal, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity; or

ii.           employ or engage, or cause to authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee, representative or agent of Medialink; or

iii.           solicit, directly or indirectly, on behalf of himself or any third party, any client or vendor, for services competitive with the Business, of Medialink and its affiliates; or

iv.           have an interest as an owner, lender, independent contractor, co-venturer, partner, participant, associate or in any other capacity, render services to or participate in the affairs of, any entity listed on Schedule A attached hereto or any subsidiary or affiliate of such listed entity.

(f)          The provisions of Section 8(e) shall not be construed to prevent Moskowitz from owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

(g)         Notwithstanding anything to the contrary set forth in Section 8(e); (i) Moskowitz shall not be prohibited from rendering services for news organizations, or public relations departments or public relations agencies;  (ii) Moskowitz may act as a news reporter or manager for an entity whose primary function is journalism; (iii) Moskowitz may act as a member of the internal public relations staff of any corporation or entity who performs services for only that corporation or its affiliates, including parent corporations, subsidiaries, and joint ventures; and/or (iv) Moskowitz may act as an account executive or manager at a public relations agency directly serving that agency’s clients.  Notwithstanding the prior sentence, however, for the period ending on the nine (9) month anniversary of the Termination Date, Moskowitz may not, render services, directly or indirectly, (i) for any organization, department, or affiliate of such news organizations, corporate public relations departments, or public relations agencies, whose primary purpose is to provide the production and distribution of video or audio news releases that are competitive with, or substantially similar to, the Business.

(h)         Moskowitz agrees that upon Medialink’s request, he shall enter into a voting agreement whereby Moskowitz will agree to vote his shares of Medialink stock (and all shares under his control) in favor of the Merger.  Moskowitz further agrees that he shall support approval of the Merger.

(i)           Moskowitz agrees that any breach or threatened breach by him of Section 8 of this Agreement shall entitle Medialink, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach without posting a bond or showing special damages.  The parties understand and intend that each restriction agreed to by Moskowitz hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant.  In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Medialink seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

9.           (a)           Moskowitz hereby stipulates, agrees, and understands that in consideration of the payments set forth in Section 6 above, that being good and valuable consideration, Moskowitz hereby acting of his own free will, voluntarily and on behalf of himself, his heirs, administrators, executors, successors, and assigns, releases Medialink, its subsidiaries, affiliates, directors, officers, members, employees, attorneys, representatives, and agents and each of them and their predecessors, successors and assigns (hereinafter “Medialink Parties”) from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or any other damages, expenses, reimbursements or costs of any kind, including but not limited to any and all claims, demands, rights, and/or causes of action arising out of an alleged breach of the Employment Agreement or relating to purported employment discrimination or violations such as Civil Rights violations, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. section 2000e, et seq.), the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871 (42 U.S.C. sections 1981 and 1983), Executive Order 11246 as amended, the Age Discrimination in Employment Act of 1967 (29 U.S.C. section 621, et seq.), the Equal Pay Act of 1963 (29 U.S.C. section 26(d)(1), the Rehabilitation Act of 1973 (29 U.S.C. section 701-794), the Americans with Disabilities Act (ADA), the New York Human Rights Law, Exec. Law, CH. 118, Art. 15, section 290, et seq. or any other applicable federal, state or local employment discrimination statute or ordinance which Moskowitz might have or assert against any of the Medialink Parties:  (1) by reason of his employment relationship or dealings with Medialink or the termination of said relationship and all circumstances related thereto; or (2) by reason of any other matter, cause or thing whatsoever, from the first date of employment to the date of execution of this Agreement, except that the foregoing (i) does not affect the future right of Moskowitz and/or any heir, administrator, executor, successor, and assign to enforce the terms of this Agreement, and (ii) does not waive any vested benefits under any welfare, pension or retirement benefit plan maintained by Medialink, which shall be governed by the applicable plan or COBRA, as the case may be.

(b)           Medialink hereby stipulates, agrees, and understands that in consideration of the obligations undertaken herein by Moskowitz, that being good and valuable consideration, Medialink, on behalf of itself and the Medialink Parties, hereby releases Moskowitz from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or any other damages, expenses, reimbursements or costs of any kind arising out of or related to any fact, thing or matter which is known to Medialink as of the date of this Agreement.  The knowledge of Moskowitz shall not be imputed to Medialink.

10.           Moskowitz agrees and understands that failure in any material respect to adhere to the terms and conditions of this Agreement, including but not limited to the provisions of Sections 8 and 9 of this Agreement, as well as any action commenced by him against the Medialink Parties, other than to enforce the terms of this Agreement, shall immediately void Medialink’s obligation to pay the amounts set forth above, and any and all monies and/or benefits provided for herein to Moskowitz and shall require immediate repayment by Moskowitz of the value of all consideration paid or provided to Moskowitz by Medialink pursuant to this Agreement.  Further, in any action by one party hereof against the other party to enforce the terms of this Agreement, the prevailing party shall be entitled to reimbursement from the non-prevailing party for the prevailing party’s reasonable costs and attorneys’ fees in defending or prosecuting such action.

11.           (a)           Moskowitz represents that he has not filed any lawsuits or demands for arbitration against Medialink, or filed or caused to be filed any charges or complaints against Medialink with any municipal, state or federal agency charged with the enforcement of any law.  Pursuant to and as part of Moskowitz’s release of Medialink as set forth above, Moskowitz agrees to the fullest extent permitted by law, not to sue, or file a charge, complaint, grievance or demand for arbitration against Medialink in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves Medialink, and that occurred up to and including the date of his execution of this Agreement, unless required to do so by law.  To the extent any such action may be brought by a third party, Moskowitz expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action.

(b)           Notwithstanding the provisions of Section 9(a) and Section 11(a) above, the agreement of Moskowitz not to file a lawsuit or complaint or charge against the Medialink Parties as provided in Section 11(a) shall not be deemed, construed or interpreted as prohibiting Moskowitz from filing a charge or complaint against the Medialink Parties with the U.S. Equal Opportunity Commission (the “EEOC”), the New York State Division of Human Rights (the “DHR”) or any other state or federal governmental agency or authority or from participating in any investigation or proceeding which may be brought by the EEOC, the DHR or any other governmental agency or authority against the Medialink Parties; provided however, even though Moskowitz may file any such complaint or charge or participate in any such investigation or proceeding, he shall not be entitled or permitted to participate in or receive any monetary damages or assessments made by the EEOC, the DHR or any other governmental agency or authority against the Medialink Parties.  In addition, the agreement of Moskowitz not to file a lawsuit or complaint or charge against the Medialink Parties as contained in Section 11(a) shall not be deemed, construed or interpreted as prohibiting Moskowitz from challenging the validity of the release contained in Section 9(a) or his agreement not to file a lawsuit or complaint or charge against the Medialink Parties as contained in Section 11(a).

12.           Medialink acknowledges that Moskowitz may make an application for unemployment benefits and Medialink agrees not to contest or object to same, provided that such application is truthful and accurate.

13.           Medialink agrees that, other than disclosures required by law, rule or regulation, it will make no disclosures concerning Moskowitz’s employment or other information regarding Moskowitz, except to the extent requested to do so by Moskowitz and except to state that pursuant to Medialink policy it can only confirm employment, job title, dates of service, rate of pay or to disclose other information as required by law.

14.           Medialink and Moskowitz agree that confidentiality is a material condition of this Agreement.  Moskowitz agrees not to disclose or make reference to the terms of this Agreement without prior written consent of Medialink, except as required by law; provided, however, that disclosure shall be permitted to Moskowitz’s attorney, financial advisors and immediate family, and to any new or potential employers of Moskowitz.  Nothing herein shall preclude Moskowitz from discussing in general terms his duties and responsibilities while at Medialink.  Moskowitz acknowledges that Medialink will file all appropriate securities filings with regard to the termination of Moskowitz’s employment relationship with Medialink.

15.           Moskowitz further agrees that he shall make no negative statements concerning any aspect of the business of Medialink or concerning any of the Medialink Parties or The NewsMarket, Inc. or the Merger Partner.  Medialink agrees that it shall make no negative statements regarding Moskowitz.

16.           Moskowitz acknowledges that, other than as expressly set forth herein, he has no entitlement to severance pay, change in control payments, or any benefit resulting from the termination of his relationship with Medialink.  Moskowitz further understands that his receiving the consideration set forth in this Agreement is conditional upon his signing and not revoking this Agreement and complying with the terms and provisions hereof.

17.           If any provision, or portion thereof, of this Agreement is determined to be invalid under applicable statute or rule of law, only such provision, and only to the extent determined to be invalid, shall be deemed omitted from this Agreement, the remainder of which shall remain in full force and effect.

18.           This Agreement, together with the Employment Agreement as modified herein, constitutes the complete agreement between the parties and no other representations have been made by Medialink or Moskowitz.  This document resolves all outstanding issues arising from Moskowitz’s relationship with Medialink.

19.           This Agreement and its execution, validity and interpretation shall be governed in all respects in accordance with the laws of the State of New York, excluding its conflicts of law rules.  The parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the United States Federal Court in the Southern District of New York or in the Supreme Court for the State of New York, County of New York.  The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING BROUGHT BY ONE PARTY AGAINST ANOTHER RELATED TO THIS AGREEMENT.

20.           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MEDIALINK WORLDWIDE INCORPORATED

/s/ Laurence Moskowitz	By:	/s/ Harold Finelt
LAURENCE MOSKOWITZ		Name: Harold Finelt
Title: Chair. Compensation Committee

Date: June 18, 2009	Date: June 19, 2009